                                                                    EXHIBIT 12.0


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                            Years Ended September 30
                             (Dollars in Thousands)




                                               1997              1996             1995             1994              1993
                                          -------------     -------------    -------------     ------------     -------------
FIXED CHARGES:

   Interest Expense                        $    33,599      $     29,876      $    30,932      $    30,899      $     27,872
   Amortization of Debt Premium,
     Discount and Expense                          299               256              315              367               410
   Interest Component of Rentals                    17                96               56               34                94
                                          -------------     -------------    -------------     ------------     -------------
     Total Fixed Charges                   $    33,915      $     30,228      $    31,303      $    31,300      $     28,376
                                          =============     =============    =============     ============     =============

EARNINGS:

   Net Income                              $    82,019      $     81,591      $    62,909      $    60,459      $     55,079

   Add:
     Income Taxes Applicable to
       Operating Income                         47,864            49,376           37,514           37,264            34,601
     Income Taxes Applicable to
       Other Income (Loss) - Net                   577              (629)            (730)             326            (1,479)

     Total Fixed Charges                        33,915            30,228           31,303           31,300            28,376
                                          -------------     -------------    -------------     ------------     -------------

       Total Earnings                      $   164,375      $    160,566      $   130,996      $   129,349      $    116,577
                                          =============     =============    =============     ============     =============

Ratio of Earnings to Fixed Charges                 4.8               5.3              4.2              4.1               4.1
                                          =============     =============    =============     ============     =============